Exhibit (h)(3)

FORM OF SELLING AND/OR SHAREHOLDER SERVICES AGREEMENT

FOR

PRIVACORE VPC ASSET BACKED CREDIT FUND

This Agreement is made as of _________________________,by and between Janus Henderson Distributors US LLC (the “Distributor”), a Delaware limited liability company, and_________________________(the “Intermediary”), a _________________________corporation.

Recitals

A.            Privacore VPC Asset Backed Credit Fund (the “Fund”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end management investment company and currently offers for public sale shares of beneficial interest (“Shares”).

B.            The Distributor serves as the principal underwriter to Fund pursuant to a Distribution Agreement with the Fund.

B.            The Shares and classes of Shares, listed on Exhibit A hereto, are or will be registered with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and offered to the public through a prospectus (“Prospectus”) and statement of additional information (“SAI”).

C.             Intermediary desires to offer and sell Shares and provide certain shareholder services to its clients (“Shareholders”), pertaining to the Fund and Distributor desires Intermediary to provide such services, subject to the conditions of this Agreement.

D.            Pursuant to Rule 12b-1 under the 1940 Act, the Shares of the Fund have adopted a Distribution and Service Plan (the “12b-1 Plan”) which, among other things, authorizes the Distributor to enter into this Agreement with organizations such as Intermediary and to compensate such organizations out of the Fund’s aggregate net assets attributable to the Shares.

E.             The parties desire that the Shares be available as investment options for Shareholders.

Agreement

1.	Services of Intermediary

(a)             The Intermediary shall provide any combination of the following support services, as agreed upon by the parties from time to time, to Shareholders who invest in the Shares of the Fund: delivering Prospectuses and SAIs to prospective and existing Shareholders; delivering shareholder reports and proxy materials to Shareholders; providing educational materials regarding the Shares; providing facilities to answer questions from prospective and existing Shareholders about the Fund; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Shares; and assisting Shareholders in completing application forms and selecting account options.

(b)             The Intermediary will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Shareholders.

(c)             All orders for Shares are subject to acceptance or rejection by the Fund in its sole discretion, and the Fund may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Fund, including the sale of such Shares to the Intermediary for the account of any Shareholders.

(d)             Intermediary shall not make the Shares available to Shareholders except in compliance with federal and state securities law and subject to the terms of the Prospectus for the Shares. Intermediary shall be responsible for delivering the Prospectus, SAI, shareholder reports, proxy materials and similar materials for the Shares to Shareholders in accordance with and within the time frames required by applicable law. All transactions in Fund Shares shall be subject to the terms of the Fund’s Prospectus, including minimum account size requirements During the term of this Agreement, Intermediary shall not assess against or collect from Shareholders any transaction fee in connection with the purchase or redemption of any Fund Shares that are considered in calculating the fees due pursuant to Section 7.

(e)             The Intermediary will furnish to the Distributor, the Fund or their designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Fund’s Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

2.             Indemnification. The Intermediary shall indemnify Distributor and its affiliates, directors, trustees, employees and shareholders for any loss (including without limitation, litigation costs and expenses and attorneys’ and experts’ fees) directly resulting from Intermediary’s negligent or willful act, omission or error, or Intermediary’s breach of this Agreement. Such indemnification shall survive termination of the Agreement.

3.              Approval of Informational Materials.

(a)             No person is authorized to make any representations concerning the Fund, the Shares, or Distributor except those representations contained in the then-current Prospectus and SAI for the Shares and in such printed information as Distributor or the Fund may subsequently prepare. Intermediary shall send all filings with state and federal agencies and marketing materials in which the Fund are named to Distributor for review at least fifteen business days prior to its filing or general release. No such materials shall be used if Distributor reasonably objects to such use.

(b)             If Intermediary elects to include any materials provided by Distributor, specifically Prospectus, SAI, shareholder reports or proxy materials, on its web site or in any other computer or electronic format, Intermediary assumes sole responsibility for maintaining such materials in the form provided by Distributor and for promptly replacing such materials with all updates provided by Distributor.

4.              Maintenance of Records.

(a)              Intermediary shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services herein. Upon the reasonable request of Distributor or the Fund, Intermediary shall provide Distributor, the Fund or the representative of either, copies of all such records.

(b)              Intermediary shall maintain and transmit to Distributor information on sales, redemptions and exchanges of Shares of the Fund by state or jurisdiction of residence of individual Shareholders and any other information requested by Distributor to enable Distributor or its affiliates to properly register or report the sale of the Shares under the securities, licensing or qualification laws of the various states and jurisdictions. Such information shall be provided in a form mutually agreeable to Distributor and Intermediary.

5.              Operations of the Fund. Nothing in this Agreement shall in any way limit the authority of the Fund or Distributor to take such lawful action as either may deem appropriate or advisable in connection with all matters relating to the operation of the Fund and the sale of the Shares. The parties acknowledge that nothing in this Agreement shall in any way preclude or prevent the Fund’s Board of Trustees from taking any actions deemed necessary by such Trustees in furtherance of their fiduciary duties to the Fund and its shareholders, which, among other things, may include the refusal to sell Shares of any Fund to any person, or to suspend or terminate the offering of the Shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in light of the Trustees’ fiduciary duties under applicable law, necessary in the best interests of the shareholders of any Fund.

6.              Proprietary Rights. Janus International Holding LLC (“Janus Holding”) is the sole owner of the name and mark “Janus.” Neither the Intermediary, nor its affiliates, employees, or agents shall, without prior written consent of Janus Holding, use the name or mark “Janus” or make representations regarding the Fund, Distributor, Janus Holding, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Fund, Distributor, Janus Holding or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Fund. All references contained in this Agreement to “the name or mark ‘Janus’” shall include but not be limited to the Janus logo, the website www.janus.com and any and all electronic links relating to such website. The Intermediary will make no use of the name or mark “Janus” except as expressly provided in this Agreement or expressly authorized by Janus Holding in writing. All goodwill associated with the name and mark “Janus” shall inure to the benefit of Janus Holding. Upon termination of this Agreement for any reason, the Intermediary shall immediately cease any and all use of any Janus mark(s).

7.              Fees.

(a)             In consideration of Intermediary’s performance of the services described in this Agreement, Distributor shall pay to the Intermediary a monthly fee (“Distribution Fee”) calculated as follows: the average aggregate amount invested in each month in the Shares of the Fund by Shareholders who receive services hereunder by the Intermediary is multiplied by a pro-rata fee factor. The pro-rata fee factor is calculated by: (a) dividing the per annum factor set forth on Exhibit A for the Shares of the Fund by the number of days in the applicable year, and (b) multiplying the result by the actual number of days in the applicable month. The average aggregate amount invested over a one-month period shall be computed by totaling the aggregate investment by Shareholders who receive services hereunder by the Intermediary (share net asset value multiplied by total number of shares held) on each calendar day during the month and dividing by the total number of calendar days during such month.

(b)             Distributor will calculate the fee at the end of each month and will make such reimbursement to the Intermediary. The reimbursement check will be accompanied by a statement showing the calculation of the monthly amounts payable by Distributor and such other supporting data as may be reasonably requested by the Intermediary. Payments to Intermediary for periods 180 days or more prior to the current month shall be at Distributor’s discretion.

(c)             The fee due under this paragraph shall not apply to Fund Shares held by any Shareholder prior to the date of this Agreement and Shares as to which a Shareholder may pay a transaction fee to Intermediary.

(d)             If the Intermediary utilizes a third party who has an agreement with Distributor to provide some or all of the services set forth in this Agreement and Intermediary wishes Distributor to directly pay such third party for such services, the total reimbursement due to the Intermediary or the third party from Distributor for such services provided by such third party on behalf of the Intermediary shall not exceed the fees set forth pursuant to this Agreement. Intermediary acknowledges that when placing trades through third parties with which Janus Services has agreements to provide some or all of the services set forth in this Agreement, Distributor will process reimbursements based solely on the information provided by such third parties at the time of account set-up. If such third parties fail to designate Intermediary as the recipient of reimbursement amounts, Distributor shall pay such third parties directly and shall not be responsible for payment of disputed balances to Intermediary. In no event shall Distributor make partial payments of fees to both the Intermediary and any such third party.

(e)             The provisions of any Rule 12b-1 Plan and distribution agreement between the Fund and the Distributor shall control over this Agreement in the event of any inconsistency. Any Rule 12b-1 Plan in effect on the date of this Agreement is described in the relevant Fund’s Prospectus and/or SAI. Intermediary hereby acknowledges that all payments under any Rule 12b-1 Plan are subject to limitations contained in such Rule 12b-1 Plan and distribution agreement and may be varied or discontinued at any time.

(f)             Intermediary agrees that fees received under this Agreement do not entitle the Fund to any preferred status as compared to other mutual funds offered on Intermediary’s platform.

8.              Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

9.              Representations, Warranties and Agreements. The Intermediary represents, warrants, and covenants that:

(a)             The Intermediary will comply in all material respects with all applicable laws, rules and regulations;

(b)             The Intermediary is authorized by the Shareholders to enter into this Agreement;

(c)             The Intermediary is registered as a broker and dealer pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and any applicable state securities laws or is not required to be registered in order to enter into and perform the services set forth in this Agreement;

(d)             The performance of the duties and obligations and provision of services by Intermediary as described in this Agreement and the receipt of the fee provided in this Agreement will not violate federal or state banking law, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”), federal or state securities laws, or any other applicable law;

(e)             Intermediary will disclose the fee arrangement under this Agreement to each Shareholder prior to the Intermediary’s receipt of fees hereunder;

(f)             [Select alternative A or B] A. [Neither Intermediary, nor any affiliate, will be a “fiduciary” of the Shareholders as such term is defined in Section 3(21) of ERISA and Section 4975 of the Code.] B. [Intermediary will reduce the fees it charges to the Shareholders by an amount equal to the fees paid pursuant to this Agreement.] The receipt of the fees described in this Agreement by the Intermediary will not constitute a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

(g)             Intermediary’s fee-based account program will comply with any law, rule or regulation applicable to it including, but not limited to, the safe harbor provisions of Rule 3a-4 under the 1940 Act;

(h)             Each transaction shall be for the accounts of Shareholders and not for Intermediary’s own account; and

(i)             Intermediary is in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56.

10. Market Timing and Late Trading.

(a)             Intermediary acknowledges that Distributor has the right to refuse any purchase order for any reason, particularly if the Fund determines that a Fund would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

(b)             Intermediary certifies that it is, and at all times during the term of this Agreement shall be, following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis. As evidence of its compliance, Intermediary shall:

(i)             permit Distributor or its agent to audit its operations, as well as any books and records preserved in connection with its provision of services under this Agreement;

(ii)             provide Distributor with the results of a Statement on Auditing Standards No. 70 (SAS 70) review or similar report of independent auditors as soon as practicable following execution of this Agreement; or

(iii)             provide annual certification to Distributor that it is following all relevant rules, regulations, and internal policies and procedures regarding “forward pricing” and the handling of mutual fund orders on a timely basis.

11. Termination.

(a)             Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund only if the continuance of a form of this Agreement is specifically approved at least annually by the vote of a majority of the members of the Board of Trustees of the Fund who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Fund or any agreement relating to such 12b-1 Plan, including this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(b)             This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Fund. This Agreement may be terminated with respect to any Fund by the Distributor or by the Intermediary, without penalty, upon 60 days’ prior written notice to the other party. This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the members of the Board of Trustees of the Fund who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Fund or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the Shares of such Fund on 60 days’ written notice.

(c)             In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.

12            Confidentiality of Shareholder Information. The names, addresses and other information concerning Shareholders are and shall remain the sole property of Intermediary. Neither the Distributor, their affiliates, nor their officers, directors, employees or agents, or any control person of the foregoing persons, shall use such names, addresses or other information for any purpose except in connection with the performance of the Distributor’s duties and responsibilities hereunder and except for shareholder servicing and informational mailings relating to the Fund. Notwithstanding the foregoing, this Section 12 shall not prohibit the Distributor or any of its affiliates from using for any purpose the names, addresses or other information concerning any of Intermediary’s Shareholders if such names, addresses or other information are obtained in any manner other than from Intermediary pursuant to this Agreement. The provisions of this Section 12 shall survive termination of this Agreement.

13.              Miscellaneous.

(a)             No modification of any provision of this Agreement will be binding unless in writing and executed by all of the parties hereto. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.

(b)             This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of each party or as expressly contemplated by this Agreement.

(c)             This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, exclusive of conflicts of laws.

(d)             This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

(e)             All recitals contained in this Agreement and all schedules and exhibits referred to herein and attached hereto, are expressly incorporated into this Agreement.

[Remainder of page intentionally left blank.]

(f)             All notices and other communications to either Intermediary or Distributor will be duly given if mailed or faxed to the address set forth below, or to such other address as either party may provide in writing to the other party.

If to Distributor:

Janus Henderson Distributors US LLC

151 Detroit Street

Denver, Colorado 80206

Attn: General Counsel

If to the Intermediary:

Attn:

JANUS HENDERSON DISTRIBUTORS US LLC
(Name of Intermediary)

By:	By:
Name:	Name:
Title:	Title:

Exhibit A to Selling and/or Services Agreement

Name of Fund	Fee Factor

Privacore VPC Asset Backed Credit Fund
- Class S	0.85%
- Class D	0.25%